                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        BANCROFT CONVERTIBLE FUND, INC.
 -------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

-------------------------------------------------------------------------------
     (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursu-ant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     5) Total Fee Paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                               PRELIMINARY COPY

                        BANCROFT CONVERTIBLE FUND, INC.

                65 MADISON AVENUE, MORRISTOWN, NEW JERSEY 07960

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 15, 1996

                             ---------------------

To The Stockholders:

  The annual meeting of stockholders of Bancroft Convertible Fund, Inc. (the "Company") will be held on Thursday, February 15, 1996 at 11:00 a.m. at Hamil-ton Park, 175 Park Avenue, Florham Park, New Jersey 07932 for the following purposes:

    (1) To elect three directors to serve until the annual meeting of stock-holders in 1999, or until their successors are elected and qualify.

    (2) To approve or disapprove a proposed change to certain fundamental in-vestment policies of the Company.

    (3) To ratify or reject the selection of Coopers & Lybrand L.L.P. as in-dependent accountants for the fiscal year ending October 31, 1996.

    (4) To transact such other business as may properly come before the meet-ing.

  Stockholders of record at the close of business on December 22, 1995 are en-titled to vote at the meeting and any adjournments. If you attend the meeting, you may vote your shares in person. If you do not expect to attend the meet-ing, please fill in, date, sign and return the proxy in the enclosed envelope which requires no postage if mailed in the United States.

  It is important that you return your signed proxy promptly so that a quorum may be assured.

December 29, 1995
                                                   Ronald E. Dinsmore
                                           Chairman of the Board of Directors

                               PRELIMINARY COPY

                        BANCROFT CONVERTIBLE FUND, INC.

                65 MADISON AVENUE, MORRISTOWN, NEW JERSEY 07960

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                        ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 15, 1996

                             ---------------------

  The accompanying proxy is solicited by the Board of Directors of Bancroft Convertible Fund, Inc. (the "Company"). A stockholder can revoke the proxy prior to its use by appearing at the meeting and voting in person, by giving written notice of such revocation to the Secretary of the Company, or by re-turning a subsequently dated proxy. The cost of soliciting proxies will be borne by the Company. The officers, directors and regular employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Company may also pay persons holding stock in their names, or those of their nominees, for their expenses in sending proxies and proxy materials to benefi-cial owners or principals.

  The Board of Directors has named Ronald E. Dinsmore, Chairman, Thomas H. Dinsmore, President, and Sigmund Levine, Executive Vice President and Secre-tary of the Company, as a proxy committee. The proxy committee will vote as set forth below with respect to the election of directors. A nominee must re-ceive favorable votes from a majority of the shares voting at a meeting at which a quorum is present to be elected. Cumulative voting in the election of directors is not permitted. Unless otherwise directed by the accompanying proxy, the proxy committee will vote in favor of the proposal to change cer-tain fundamental investment policies of the Company and to ratify the selec-tion of Coopers & Lybrand as independent accountants for the fiscal year end-ing October 31, 1996. Abstentions and broker non-votes received with respect to any proposal will be counted for purposes of determining whether a quorum is present at the annual meeting of shareholders. Abstentions and broker non-votes do not count as votes received but have the same effect as casting a vote against proposals that require the vote of a majority or other percentage of the shares present at a meeting, provided a quorum exists.

  The Board of Directors currently knows of no other matters to be presented to the meeting. If any other matters properly come before the meeting, the members of the proxy committee will vote in accordance with their best judg-ment. The proxy committee may propose to adjourn the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares present in person or by proxy at the meeting. The proxy committee will vote in favor of adjournment those proxies which in-struct them to vote in favor of any of the proposals to be considered at the adjourned meeting, and will vote against adjournment those proxies which in-struct them to vote against or to abstain from voting on all of the proposals to be considered at the adjourned meeting. Stockholders will be notified of any adjournment that is later than March 16, 1996.

  Stockholders of record at the close of business on December 22, 1995 will be entitled to one vote per share on all business of the meeting. The Company had 2,875,280 shares of its Common Stock outstanding on the record date. It is ex-pected that the Company's Annual Report and this proxy statement and accompa-nying proxy will be first sent to stockholders on or about December 29, 1995.

                             ELECTION OF DIRECTORS

  The Company's amended Certificate of Incorporation provides for three clas-ses of directors to serve staggered terms, with each class as nearly equal in number as possible. The authorized number of directors is currently fixed at eight, with two of the three classes having three directors and one of the classes having two directors. At each annual meeting of stockholders, direc-tors are elected to succeed those directors whose terms expired and each newly elected director will serve for a three year term.

  For election as directors at the annual meeting of stockholders to be held on February 15, 1996 (the "Annual Meeting"), the Board of Directors has ap-proved the nomination of Ronald E. Dinsmore, Thomas H. Dinsmore and Donald M. Halsted, Jr. to serve as directors until the annual meeting of stockholders to be held in 1999. All nominees are currently directors of the Company.

  The proxy committee will vote for the election of the nominees named below unless authority to vote for any or all of the nominees is withheld in the proxy. Both nominees have indicated that they are willing to serve as direc-tors. If either of the nominees should become unavailable for election due to events not now known or anticipated, the committee will vote for such other nominee or nominees as the Board of Directors may recommend, unless the Board reduces the number of directors.

  Information regarding each nominee for director is provided below:

                             (1) PRINCIPAL OCCUPATION OR BUSINESS DURING    SERVED AS
        NOMINEE         AGE PAST FIVE YEARS AND (2) CURRENT DIRECTORSHIPS DIRECTOR SINCE
 ---------------------  --- --------------------------------------------- --------------
 TERMS EXPIRING IN
 1999
 Ronald E. Dinsmore*     69    (1) Since November 1985, Chairman of          December
                                   the Board and Chief Executive Of-         18, 1970
                                   ficer of the Company; Since May
                                   1986, Chairman of the Board and
                                   Chief Executive Officer of Ells-
                                   worth Convertible Growth and In-
                                   come Fund, Inc.; Since August
                                   1988, Chairman of the Davis-Dins-
                                   more Management Company (the "Ad-
                                   viser").
                               (2) Director of Ellsworth Convertible
                                   Growth and Income Fund, Inc.
 Thomas H. Dinsmore*    42     (1) Since November 1985, President of         November
                                   the Company; Since May 1986, Pres-        21, 1985
                                   ident of Ellsworth Convertible
                                   Growth and Income Fund, Inc.;
                                   Since April 1994, Director of the
                                   Adviser; Since August 1988, Presi-
                                   dent of the Adviser; Senior Ana-
                                   lyst of the Adviser since February
                                   1983.
                               (2) Director of Ellsworth Convertible
                                   Growth and Income Fund, Inc.
 Donald M. Halsted,      68    (1) Since October 1983, self-employed         December
  Jr.                              businessman.                              18, 1970
                               (2) Director of Ellsworth Convertible
                                   Growth and Income Fund, Inc. and
                                   Aquarion Company (water company).

                             (1) PRINCIPAL OCCUPATION OR BUSINESS DURING    SERVED AS
       DIRECTOR         AGE PAST FIVE YEARS AND (2) CURRENT DIRECTORSHIPS DIRECTOR SINCE
 ---------------------  --- --------------------------------------------- --------------
 TERMS EXPIRING IN
  1998
 Gordon F. Ahalt         67    (1) Since January 1982, President,           April 19,
                                   G.F.A. Inc. (petroleum industry             1982
                                   consulting); Since 1987, Consul-
                                   tant, W.H. Raves & Co., Inc. (as-
                                   set management).
                               (2) Director of Ellsworth Convertible
                                   Growth and Income Fund, Inc; The
                                   Harbinger Group (investments) and
                                   Cal Dive International (diving
                                   service).
 Jane D. O'Keeffe*       40    (1) Since April 1994, Vice President          November
                                   of the Company and of Ellsworth           18, 1995
                                   Convertible Growth and Income
                                   Fund, Inc. Since April 21, 1994,
                                   Executive Vice President of the
                                   Adviser. From October 1988 to
                                   March 1994, Vice President, Fidu-
                                   ciary Trust International.
                               (2) Director of Ellsworth Convertible
                                   Growth and Income Fund, Inc.
 TERMS EXPIRING IN
 1997
 William A. Benton       62    (1) Since January 1991, limited part-         February
                                   ner of Gavin, Benton & Co. (New           17, 1994
                                   York Stock Exchange specialist
                                   firm); Since January 1991, Partner
                                   in BE Partners (small options mar-
                                   ket maker); From June 1986 to De-
                                   cember 1990, partner of Benton &
                                   Co. (New York Stock Exchange spe-
                                   cialist firm).
                               (2) Director of Ellsworth Convertible
                                   Growth and Income Fund, Inc.
 Elizabeth C. Bogan,    51     (1) Since September 1992, Senior Lec-         April 1,
  Ph.D.                            turer in Economics at Princeton             1990
                                   University; From September 1971 to
                                   July 1992, Professor of Economics
                                   at Fairleigh Dickinson University.
                               (2) Director of Ellsworth Convertible
                                   Growth and Income Fund, Inc.
 George R. Lieberman     73    (1) Retired; Prior to January 1988,           July 1,
                                   Chief Executive Officer, Lieber-            1987
                                   man-Appalucci (advertising); and
                                   President, Interspace Airport Ad-
                                   vertising (advertising).
                               (2) Director of Ellsworth Convertible
                                   Growth and Income Fund, Inc.

------------
* Mr. Ronald Dinsmore is an "interested person" of the Company and its Advis-er, as defined by the Investment Company Act of 1940, as amended (the "In-vestment Company Act"), because he is an officer of the Company and an offi-cer, director and owns 85% of the issued and outstanding stock of the Advis-er. Mr. Thomas Dinsmore is an interested person of the Company and its Ad-viser because he is an officer of the Company and an officer, director and owns 10% of the issued and outstanding stock of the Adviser. Ms. O'Keeffe is an interested person of the Company and its Adviser because she is an offi-cer of both such companies and owns 5% of the issued and outstanding stock of the Adviser.

  Directors of the Company, as well as the Company's Director Emeritus, other than affiliated persons of the Company, as a group received aggregate compen-sation of $44,300 from the Company during its fiscal year ended October 31, 1995. Directors of the Company, as well as the Company's Director Emeritus, other than affiliated persons of the Company, currently receive an annual fee of $2,000, plus $750 per board meeting attended plus expenses of attending board meetings and a fee of $100 per meeting of committees of the Board plus expenses for attending committee meetings. Directors do not receive pension or retirement benefits from the Company.

  Mr. Duncan O. McKee has served as Director Emeritus of the Company since 1988. Mr. McKee, who is presently retired, was previously a partner in the law firm of Ballard Spahr Andrews & Ingersoll. For the fiscal year ended October 31, 1995, Mr. Mckee received aggregate compensation from the Company of $6,500 and total compensation from the Company and Ellsworth Convertible Growth and Income Fund, Inc., which is advised by the Adviser, of $12,250.

  Set forth below is information regarding the compensation paid during the fiscal year ended October 31, 1995 for each director of the Company:

                                                            TOTAL COMPENSATION
                                                             FROM COMPANY AND
                                                           ELLSWORTH CONVERTIBLE
                                    AGGREGATE COMPENSATION   GROWTH AND INCOME
                                         FROM COMPANY           FUND, INC.+
                                    ---------------------- ---------------------
Ronald E. Dinsmore.................         $  -0-                $   -0-
Thomas H. Dinsmore.................         $  -0-                $   -0-
Gordon F. Ahalt....................         $6,500                $12,250
William A. Benton..................         $6,500                $12,350
Elizabeth C. Bogan, Ph.D. .........         $5,850                $10,950
C.O. Chichester, Ph.D.++ ..........         $5,750                $11,500
Donald M. Halsted, Jr. ............         $6,600                $12,450
George R. Lieberman................         $6,600                $12,350

--------
 + Ellsworth Convertible Growth and Income Fund, Inc. is advised by the Advis-
   er.
++ Dr. Chichester, a director of the Company since 1987, passed away on Novem-ber 12, 1995. At a meeting held on November 18, 1995, the Board of Direc-tors appointed Ms. O'Keeffe to fill the vacancy on the Board.

  During the fiscal year ended October 31, 1995, the Board of Directors held six meetings. At present, the only committees of the Board are the audit com-mittee and the nominating committee. The functions of those committees, their current members and the number of meetings held during the fiscal year ended October 31, 1995 are set forth below. All of the incumbent directors attended more than 75% of meetings of the Board and committee meetings held during such fiscal year.

  Audit Committee. The Board of Directors has an audit committee currently consisting of Messrs. Halsted, Jr. and Lieberman and Dr. Bogan. The audit com-mittee periodically meets with the Company's independent accountants to review the scope of audit examinations of the Company, the Company's accounting poli-cies and procedures and new developments in financial accounting standards ap-plicable to investment companies. The audit committee also reviews the quality and performance of the Company's accounting and financial staff. During the fiscal year ended October 31, 1995, the audit committee met once.

  Nominating Committee. The Board of Directors has a nominating committee cur-rently consisting of Messrs. Halsted, Jr. and Lieberman. This committee was created to recommend individuals for nomination for election at each annual meeting of stockholders. The nominating committee considers and recommends in-dividuals for nomination as directors. The names of potential director candi-dates are drawn from a number of sources, including recommendations from mem-bers of the Board, management and stockholders. Stockholders wishing to recom-mend Board nominees should submit their recommendations in writing to the Sec-retary at the Company's executive offices, with the submitting stockholder's name and address and pertinent information about the proposed nominee similar to that set forth in this proxy statement for Board nominees, including cur-rent principal occupation and employment, principal positions held during the last five years and a list of all companies for which the individual serves as a director. During the fiscal year ended October 31, 1995, the nominating com-mittee met once.

INVESTMENT ADVISER

  Davis-Dinsmore Management Company (the "Adviser"), 65 Madison Avenue, Morristown, New Jersey 07960, serves as the Company's adviser.

  Thomas H. Dinsmore, President of the Company and the son of Ronald E. Dins-more, is also director, President of and Senior Analyst for the Adviser. Thomas H. Dinsmore owns 10% of the Adviser's outstanding common stock. Jane D. O'Keeffe, Vice President of the Company and Executive Vice President of the Adviser, is the daughter of Ronald E. Dinsmore and the sister of Thomas H. Dinsmore. Ms. O'Keeffe owns 5% of the Adviser's outstanding common stock. Sigmund Levine, Executive Vice President and Secretary of the Company, is also Treasurer and Secretary of the Adviser. H. Tucker Lake, Vice President, Trad-ing of the Company, is the nephew of Ronald E. Dinsmore and the first cousin of Thomas H. Dinsmore and Jane D. O'Keeffe. Gary Levine, Treasurer and Assis-tant Secretary of the Company, is the son of Sigmund Levine.

                 APPROVAL OR DISAPPROVAL OF PROPOSAL TO CHANGE
                    CERTAIN FUNDAMENTAL INVESTMENT POLICIES

  The Company invests primarily in convertible securities with the objectives of providing income and the potential for capital appreciation (which objec-tives the Company considers to be relatively equal due to the nature of the securities in which it invests). The markets for and the features of convert-ible securities have changed dramatically in recent years. In July 1995, in response to these changes, the Board of Directors of the Company modified the Company's nonfundamental investment policies. The Company now intends to seek its objectives by investing at least 80% of the market value of its total as-sets, excluding cash and government securities, in debt securities and pre-ferred stocks which are convertible into, or carry the right to purchase, com-mon stock or other equity securities. The debt security or preferred stock may itself be convertible into or exchangeable for equity securities, or the con-version privilege may be evidenced by warrants attached to the security or ac-quired as part of a unit with the security. The remainder of the Company's to-tal assets may be invested in other securities, including non-convertible pre-ferred stocks and investment grade debt securities, common stock received upon conversion or exchange of securities, options, warrants, securities of the U.S. Government, its agencies and instrumentalities or repurchase agreements, or they may be held as cash. The Company is not required to sell securities for the purpose of assuring that 80% of its total assets are invested in con-vertible securities. This change in the investment policies of the Company did not require the approval of the stockholders of the Company.

  The Company has adopted certain fundamental investment policies that limit the investment practices of the Company. Most of these investment policies have been in effect since the organization of the Company in 1971. Management of the Company believes that certain of the Company's fundamental investment policies unduly restrict the types of convertible securities issues that the Company may purchase. As a result, the Company may have fewer investment op-tions available to it and it may be forced to acquire securities that manage-ment believes are less attractive in terms of risk and return than are newer types of instruments currently offered in the market. Accordingly, on October 26, 1995, the Board of Directors of the Company unanimously approved a pro-posal to change certain of the Company's fundamental investment policies to enable the Company to participate fully in convertible securities issues being offered in today's markets and to engage in certain trading practices. This proposal must be approved by the affirmative vote of a majority of the Company's outstanding shares, which for this purpose means 67% or more of the shares present at the meeting or more than 50% of all outstanding shares, whichever is less. If this proposal is approved, each of the changes discussed below to the Company's fundamental investment policies will become effective immediately.

  The Board of Directors believes that the proposed changes to the Company's fundamental investment policies are in the best interests of the Company and its stockholders.

  The Board of Directors recommends that you vote FOR the proposal to change certain fundamental investment policies of the Company.

FUNDAMENTAL INVESTMENT POLICY REGARDING QUALITATIVE REQUIREMENTS

  Introduction. The Board of Directors proposes to change the Company's funda-mental investment policy which imposes qualitative requirements on the Company's investments.

  Current Policy. The Company's current fundamental investment policy provides that the Company will not:

  have less than 80% of the market value of its total assets (excluding cash and government securities) invested in securities of companies which at the time of purchase (a) had shares of their common stock listed on the New York Stock Exchange, (b) met the then prevailing earnings requirements for listing on such Exchange, or (c) had pre-tax earnings of at least $2,000,000 in three of the five preceding fiscal years. The fact that any or all of these standards is met is no assurance of investment quality.

  Proposed Change. The Board of Directors proposes to modify this investment policy to provide that the Company will not:

  have less than 80% of the market value of its total assets (excluding cash and government securities) invested in (a) securities of companies which at
                                         ---
  the time of purchase (i) had shares of their common stock listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq National Market
                       -----------------------------------------------------
  (each, an "Exchange"), (ii) met the then prevailing earnings requirements
  ----------------------
  for listing on the New York Stock Exchange, or (iii) had pre-tax earnings of at least $2,000,000 in three of the five preceding fiscal years, and (b)
                                                                      -------
  in American Depositary Receipts that at the time of purchase (i) are listed
  ---------------------------------------------------------------------------
  on an Exchange, or (ii) met the then prevailing earnings requirements for
  -------------------------------------------------------------------------
  listing on the New York Stock Exchange. The fact that any or all of these
  ---------------------------------------
  standards is met is no assurance of investment quality. (Substantive changes underlined.)

  Reasons for Proposed Change. There are three major U.S. stock markets: the New York Stock Exchange ("NYSE"), American Stock Exchange ("AMEX") and Nasdaq National Market ("Nasdaq"). To be traded on any one of these stock markets, companies must meet the size, earnings and public distribution requirements for that market. Typically, a company's shares are traded on only one of the three major markets. To be listed on the NYSE, a company must have a public float with a market value of $40 million, net tangible assets of $40 million, and (a) pretax income of $2.5 million in the most recent fiscal year and pretax income of $2 million in each of the two preceding fiscal years, (b) $6.5 million in aggregate pretax income over the last three fiscal years (with each such year being profitable) and a minimum pretax income of $4.5 in the most recent fiscal year, or (c) for companies with not less that $500 million in market capital-ization and $200 million in revenues in the most recent fiscal year, aggregate net income of $25 million over the last three fiscal years (with each such year reporting a positive amount). To be listed on AMEX, a company must have either
(a) pretax income of $750,000 in the latest fiscal year or two of the last three fiscal years, a public float with a market value of at least $3 million, and at least $4 million of stockholders' equity, or (b) a public float with a market value of at least $15 million, at least $4 million of stockholders' eq-uity, and an operating history of at least three years. To be listed on Nasdaq, a company must have either (a) $4 million in net tangible assets, had net in-come of $400,000 and pretax income of $750,000 in the latest fiscal year or two of the last three fiscal years, and a public float of 500,000 shares with a market value of $3 million, or (b) $12 million in net tangible assets, a public float of one million shares with a market value of $15 million, and an operat-ing history of at least three years. To be listed on the NYSE, AMEX or Nasdaq, companies may also have to meet certain additional minimum thresholds with re-spect to such matters as number of shareholders, average daily trading volume and share or bid price.

  The size and earnings requirements of the NYSE are higher than those for AMEX and Nasdaq and allow only larger companies to qualify for listing on such ex-change. The size and earnings requirements of both AMEX and Nasdaq allow for mid-sized and smaller growth companies to qualify for listing. The Board of Di-rectors of the Company believes that the proposed change in the qualitative re-quirements for investment to include securities of companies listed on AMEX or Nasdaq broadens investment opportunities for the Company.

  Permitting the Company to invest in ADRs listed on the NYSE, AMEX or Nasdaq or meeting the earnings requirement for listing on the NYSE also would enhance the investment opportunities of the Company. Many foreign corporations whose stocks are listed in their home country's exchanges are traded in the U.S. mar-kets as ADRs. ADRs are certificates representing an ownership interest in a se-curity or a pool of securities issued by a foreign issuer and deposited with the depositary, typically a bank, and held in trust for the investor.

  Modifying the qualitative requirements for investments may result in greater volatility in the Company's net asset value. Historically, the stocks of mid-sized and smaller growth companies have been more volatile in price than larger company stocks. Among the reasons for the greater price volatility of these se-curities are the less certain growth prospects of smaller firms, the lower de-gree of liquidity in the markets for such stocks, and the greater sensitivity of mid-sized and smaller growth companies to changing economic conditions. Be-sides exhibiting greater volatility, mid-sized and smaller growth company stocks may, to a degree, fluctuate independently of larger company stocks. Mid-sized and smaller growth company stocks may decline in price as large company stocks rise, or rise in price as large company stocks decline.

FUNDAMENTAL INVESTMENT POLICY IMPOSING A HISTORY OF OPERATIONS REQUIREMENT

  Introduction. The Board of Directors proposes to change the Company's funda-mental investment policy which imposes a history of operations requirement on investments by the Company to apply such requirement to either the issuer or a guarantor of securities.

  Current Policy. The Company's current fundamental investment policy provides that the Company will not:

  purchase securities of companies which, with their predecessors, have a record of less than three years' continuous operations, if such purchase would cause more than 5% of the market value of the Company's total assets to be invested in the securities of such companies, or invest in more than 10% of the outstanding voting securities of any one issuer.

  Proposed Change. The Board of Directors proposes to modify this investment policy to provide that the Company will not:

  (a) purchase securities (i) of companies which, with their predecessors, or
  ---                     ---                                              --
  (ii) which are guaranteed by companies which, with their predecessors, have
  ----------------------------------------------------------------------
  a record of less than three years' continuous operations, if such purchase would cause more than 5% of the market value of the Company's total assets to be invested in the securities of such companies, or (b) invest in more
                                                         ---
  than 10% of the outstanding voting securities of any one issuer. (Substan-tive changes underlined.)

  Reasons for Proposed Change. The proposed amendment clarifies that the Com-pany may look either to the issuer or the guarantor of securities to satisfy the Company's history of operations requirement. For example, over the past several years, many large corporations have formed wholly owned finance sub-sidiaries to fund capital requirements. These subsidiaries often issue con-vertible securities which are guaranteed by the parent corporation. In many instances, the subsidiary has had less than three years of operations at the time it issues its securities. In determining whether to invest in such secu-rity, management of the Company will analyze the creditworthiness of both the issuer subsidiary and the parent corporation providing the guaranty. The same analysis would apply with respect to securities that are guaranteed by an un-related guarantor. The Board of Directors accordingly believes that it would be appropriate for management to look either to the issuer or the guarantor to satisfy the history of operations requirement.

FUNDAMENTAL INVESTMENT POLICY REGARDING ISSUER DIVERSIFICATION

  Introduction. The Board of Directors proposes to change the Company's funda-mental investment policy regarding issuer diversification to apply the diver-sification requirement to 85% of the Company's total assets.

  Current Policy. The Company's current fundamental investment policy provides that the Company will not:

  invest more than 5% of the market value of its total assets in the securi-ties of any one issuer (other than the United States government or its agencies) or purchase additional securities of any one issuer (other than the United States government or its agencies) if after giving effect to such purchase the cost of all securities of such issuer then held by it would exceed 5% of the market value of its total assets.

  Proposed Change. The Board of Directors proposes to modify this investment policy to provide that the Company will not:

  with respect to 85% of its total assets, invest more than 5% of the market
  ---------------------------------------
  value of its total assets in the securities of any one issuer (other than the United States government or its agencies) or purchase additional secu-rities of any one issuer (other than the United States government or its agencies) if after giving effect to such purchase the cost of all securi-ties of such issuer then held by it would exceed 5% of the market value of its total assets. (Substantive changes underlined.)

  Reasons for the Proposed Change. As a diversified investment company, the In-vestment Company Act prohibits the Company, with respect to only 75% of its to-tal assets (taken at market value), from investing more than 5% of its total assets in the securities of any single issuer. The Company's current 5% limita-tion on the percentage of assets invested in a single issuer is more restric-tive than that imposed by the Investment Company Act because it applies to 100%, rather than 75%, of the Company's total assets. The proposed change would impose the 5% limitation on 85% of the Company's assets, which is still more restrictive than the Investment Company Act.

  The Board of Directors believes that permitting the Company to invest, with respect to 15% of its assets, more than 5% of its assets in securities of an issuer will enable management to take advantage of investment opportunities that appear particularly attractive to it. The Company will still maintain full compliance with the diversification requirements of the Investment Company Act. The proposed change to the Company's investment policy will permit the Company to take a larger position in the securities of a single issuer than under the current investment policy. To the extent the Company invests more than 5% of its assets in the securities of a single issuer, the Company will be less broadly diversified than it currently is. As a result, the Company's net asset value per share may be more affected by changes in the value of such single is-suer's securities.

FUNDAMENTAL INVESTMENT POLICY REGARDING PURCHASE OF ILLIQUID AND RESTRICTED SECURITIES

  Introduction. The Board of Directors proposes to change the Company's funda-mental investment policy regarding the purchase of illiquid and restricted se-curities.

  Current Policy. The Company's current fundamental investment policy provides that the Company will not:

  underwrite securities of other issuers, except that it may acquire convert-ible securities the subsequent disposition of which (or of the underlying equity security) would cause the Fund to be deemed an underwriter within the meaning of the Securities Act of 1933, as amended ("restricted securi-ties"). Sale of restricted securities may require registration under the Securities Act of 1933, as amended, in which event a considerable period may elapse between the time the Fund decides to sell such securities and the time registration thereof becomes effective and market price and condi-tions may change during the intervening period. In addition, the Fund's po-sition in restricted securities may adversely affect their liquidity and marketability, and accordingly the Fund may not be able to dispose of its holdings of restricted securities at reasonable price levels. No more than 10% of the market value of the Fund's total assets will be invested in re-stricted securities.

  Proposed Change. The Board of Directors proposes to modify this investment policy to provide that the Company will not:

  underwrite securities of other issuers, except that it may acquire convert-ible securities the subsequent disposition of which (or of the underlying equity security) would cause the Fund to be deemed an underwriter within the meaning of the Securities Act of 1933, as amended.

  The Company will also have a nonfundamental investment policy which provides that the Company may not purchase the securities of an issuer if, after giving effect to such purchase, more than 20% of its net assets would be invested in illiquid securities.

  Reasons for Proposed Change. Historically, investment companies limited their purchase of securities that were sold in private placements. Such secu-rities were not registered under federal and state securities laws and could not be sold without registration under the securities laws or were otherwise subject to restrictions on resale. These securities are generally referred to as "restricted securities".

  During the past decade, however, the market for privately placed securities has evolved dramatically. The primary participants in this market are institu-tions, including investment companies such as the Company. The evolution of this market has in part resulted from the adoption by the Securities and Ex-change Commission of Rule 144A under the Securities Act of 1933, as amended, which provides a registration exemption to qualified institutional buyers (such as the Company) upon the resale of privately placed (restricted) securi-ties, provided the conditions set forth in such rule are satisfied. As a re-sult of the adoption of such rule, many companies are financing their capital needs through the issuance of privately placed securities which are eligible for resale under Rule 144A ("Rule 144A Securities") (many of which are con-vertible securities) and an institutional trading market has developed for such securities.

  Because of this market evolution, management of the Company believes that the correct focus by the Company when it seeks to purchase a restricted secu-rity (including a Rule 144A Security) should be whether the security is liquid (that is, whether it can be disposed of within seven days at the price at which it is valued), and not whether it is restricted. The Company's invest-ment policy currently focuses on whether a security is restricted and does not take into account liquidity, and therefore prevents the Company from investing in many convertible securities issues which are being offered in today's mar-ket.

  The Board of Directors believes that the Company should have the ability to purchase the full range of convertible securities that are available in today's market. If the stockholders approve the proposed change to the Company's investment policy, the Company will be able to purchase restricted securities provided that (1) the Board of Directors has determined that such securities are liquid, or (2) if such security is illiquid, after giving ef-fect to such purchase, not more than 20% of the Company's net assets would be invested in illiquid securities.

  The proposed change will not affect the Company's fundamental investment policy that generally prohibits it from acting as an underwriter of securities of other issuers. It will make non-fundamental, however, the Company's invest-ment policy regarding the purchase of illiquid securities and will increase to 20% the value of the Company's net assets that may be invested in illiquid se-curities. Increasing the percentage of the Company's net assets that may be invested in illiquid securities may present additional risk to the Company as it may be more difficult for the Company to dispose of an illiquid security when management believes it is advantageous to do so. Because this policy is nonfundamental, it could be changed in the future by the Board of Directors without stockholder approval in response to regulatory or market developments.

  In determining whether a Rule 144A Security or other restricted security purchased in a private placement is liquid, the Board of Directors is respon-sible for taking into account such factors as the frequency of trades and quotes for the security, the number of dealers willing to purchase or sell the security and the number of other potential purchasers, dealer undertakings to make a market in the security and the nature of the se-curity and the nature of the marketplace trades (for example, the time needed to dispose of the security, the method of soliciting offers and the mechanics of transfer). The Board of Directors intends to establish guidelines for the Adviser to follow in determining the liquidity of each Rule 144A Security and other privately placed securities purchased by the Company, subject to the oversight and review by the Board of Directors.

FUNDAMENTAL INVESTMENT POLICY REGARDING SECURITIES LENDING

  Introduction. The Board of Directors proposes to change the Company's funda-mental investment policy pertaining to loans by the Company to permit the Com-pany to lend securities held by the Company (referred to as "portfolio securi-ties") to others, so long as portfolio securities subject to such lending do not exceed 10% of the total assets of the Company.

  Current Policy. The Company's current fundamental investment policy provides that the Company will not:

  make loans to other persons, except that the purchase of debt securities in accordance with the Company's investment policies shall not be considered the making of a loan, and provided that the Company may make temporary pur-chases of securities issued or guaranteed by the United States, its agen-cies or instrumentalities; bank certificates of deposit; or high-grade com-mercial paper, which are subject to repurchase agreements.

  Proposed Change. The Board of Directors proposes to modify this investment policy to provide that the Company will not:

  make loans to other persons, (a) except that (i) the Company may lend its
                               ---             ----------------------------
  portfolio securities provided the value of such loaned securities does not
  --------------------------------------------------------------------------
  exceed 10% of its total assets and (ii) the purchase of debt securities in
  ---------------------------------------
  accordance with the Company's investment policies shall not be considered the making of a loan, and (b) provided that the Company may make temporary
                            ---
  purchases of securities issued or guaranteed by the United States, its agencies or instrumentalities; bank certificates of deposit; or high-grade commercial paper, which are subject to repurchase agreements. (Substantive changes underlined.)

  Reasons for the Proposed Change. Portfolio lending activities have increased greatly in recent years. The demand for portfolio loans from longer-term in-stitutional investors has increased with such activities. In order to take ad-vantage of this demand and thereby generate additional income, the Board of Directors has determined that the Company should have the flexibility to loan a portion of its portfolio securities.

  Loans of portfolio securities by the Company would be subject to certain guidelines prescribed, and from time to time modified, by the staff of the Commission. Under present guidelines, the borrower would be required to pro-vide the Company with collateral equal at all times to at least 100% of the value of the loaned securities. If the market value of the loaned securities increased beyond the value of the collateral, the borrower would be required to provide the Company with additional collateral; if the value of the loaned securities declined, the borrower would be entitled to the return of its col-lateral to the extent of the decline. Under present guidelines, the types of collateral permitted are cash, short-term government securities, letters of credit and trust receipts.

  The risks of lending portfolio securities, as with other extensions of se-cured credit, consist of possible delays in receiving additional collateral or in the recovery of the loaned securities or the possible loss of rights in the collateral should the borrower fail financially. Loans of portfolio securities would be made to firms determined by management of the Company to be of good credit standing and would not be made unless, in its judgment, the considera-tion to be earned from such loans would justify the risk. Such loans would only be made pursuant to written agreements defining each party's rights and obligations.

  At the present time, the Commission's guidelines permit the voting rights associated with the loaned securities to pass to the borrower, although such guidelines require that such loans be called so that the securities may be voted by the Company if a material event affecting the loaned securities is to occur. The Company will continue to be entitled to receive the dividend, in-terest or other distributions on the loaned securities.

FUNDAMENTAL INVESTMENT POLICY REGARDING PUTS AND CALLS

  Introduction. The Board of Directors proposes to change the Company's funda-mental investment policy regarding investment in puts and calls to permit the Company to invest, to a limited extent, in put options on common stock or mar-ket indices.

  Current Policy. The Company's current fundamental investment policy provides that the Company will not:

  invest in puts, calls, or combinations thereof; provided that, notwith-standing the foregoing, the Company may write covered call options and may purchase call options to close out written call options.

  Proposed Change. The Board of Directors proposes to modify this investment policy to provide that the Company will not:

  invest in puts, calls, or combinations thereof; provided that, notwith-standing the foregoing, the Company may invest up to 2% of its net assets
                                          ---------------------------------
  in put options on common stock or market indices and may write covered call
  ----------------------------------------------------
  options and may purchase call options to close out written call options. (Substantive changes underlined.)

  Reasons for Proposed Change. A put option gives the purchaser of the option the right to sell, and the writer of the option the obligation to buy, the un-derlying security at any time during the option period. The proposed change would give the Company the flexibility to purchase put options to protect against a decline in the market value of the securities in its portfolio. Al-though the Company will pay a premium when purchasing put options, if price movements in the underlying securities are such that exercise of the options would not be profitable for the Company, loss of the premium paid may be off-set by an increase in the value of the Company's securities.

  The investment policy, as amended, would give the Company the ability to in-vest in put options on common stock or market indices. Put options on indices are similar to options on securities except that options on an index give the holder the right to receive, upon exercise of the option, an amount of cash if the closing level of the underlying index is greater than (or less than, in the case of puts) the exercise price of the option. This amount of cash is equal to the difference between the closing price of the index and the exer-cise price of the option, expressed in dollars multiplied by a specified num-ber.

Thus, unlike options on individual securities, all settlements are in cash, and gain or loss depends on price movements in the particular market repre-sented by the index generally, rather than the price movements in individual securities. The ability of the Company to terminate an option will depend upon the existence of a liquid secondary market for such option.

  The success of any "hedging strategy" using put options may depend on an ability to predict movements in the prices of individual securities, fluctua-tions in markets and movements in interest rates. There may be an imperfect correlation between the movement in prices of options and the securities un-derlying them. In addition, there may not be a liquid secondary market for op-tions.

FUNDAMENTAL INVESTMENT POLICY REGARDING JOINT TRADING

  Introduction. The Board of Directors proposes to delete the Company's funda-mental investment policy that prohibits the Company from participating on a joint or a joint-and-several basis in any securities trading account.

  Current Policy and Proposed Change. The Company currently has a fundamental investment policy which provides that the Company may not "participate on a joint or a joint-and-several basis in any securities trading account." The Board of Directors has approved, subject to stockholder approval, deleting such policy.

  Reasons for the Proposed Change. The sole function of a joint or joint-and-several account is to provide a convenient way of aggregating one or more in-dividual daily transactions for several portfolios. For example, in the fu-ture, the Company may wish to enter into joint trading practices with Ells-worth Convertible Growth and Income Fund, Inc., a closed-end investment com-pany that the Adviser also manages. The use of joint accounts is often a more efficient means of administering daily investment transactions and could save the Company certain transaction fees, allow it to negotiate higher rates of return and reduce the possibility of error by reducing the number of trade tickets, and could therefore benefit the Company and its stockholders. By not having a fundamental investment policy that prohibits the Company from partic-ipating on a joint or a joint-and-several basis in any securities trading ac-count, the Company would be able to enter into joint trading practices without seeking stockholder approval. No such joint trading could occur, however, un-less and until the Company received an exemption issued by the Commission from the provisions of Section 17(d) and Rule 17d-1 under the Investment Company Act, which prohibit joint transactions. The Board of Directors believes that it is in the best interests of the Company and its stockholders for the Com-pany to have this flexibility.

             RATIFICATION OR REJECTION OF SELECTION OF ACCOUNTANTS

  The Board of Directors, including a majority of the directors who are not interested persons of the Company or the Adviser, has selected Coopers & Lybrand as L.L.P. independent accountants to examine and verify the accounts and securities of the Company for its fiscal year ending October 31, 1996, and to report thereon to the Board and the stockholders. This selection will be submitted for ratification or rejection at the Annual Meeting. It is not ex-pected that a representative of Coopers & Lybrand will be present at the An-nual Meeting.

  The Board of Directors recommends that you vote FOR ratification of selec-tion of the accountants.

                            ADDITIONAL INFORMATION

  Executive Officers. Executive officers of the Company are elected by the Board of Directors and serve at the pleasure of the Board. Such officers do not receive any compensation from the Company for their services. The follow-ing table sets forth certain information about executive officers of the Com-pany.

                            OFFICER     POSITION WITH          BUSINESS EXPERIENCE DURING
         NAME           AGE  SINCE       THE COMPANY                PAST FIVE YEARS
         ----           --- -------     -------------          --------------------------
 Ronald E. Dinsmore      69  1970       Chairman and Chief  See page 2 of this proxy state-
                                         Executive Officer  ment.
 Thomas H. Dinsmore      42  1983                President  See page 2 of this proxy state-
                                                            ment.
 Sigmund Levine          69  1982           Executive Vice  Since April 1993, Executive Vice
                                             President and  President, and since November
                                                 Secretary  1982 Secretary of the Company
                                                            and Secretary and Treasurer of
                                                            the Adviser. From November 1982
                                                            to April 1993, Treasurer of the
                                                            Company. Since April 1993, Exec-
                                                            utive Vice President, and since
                                                            May 1986, Secretary of Ells-
                                                            worth. From May 1986 to April
                                                            1993, Treasurer of Ellsworth.
 H. Tucker Lake          48  1994         Vice President,   Since April 1994, Vice Presi-
                                                  Trading   dent, Trading of the Company and
                                                            of Ellsworth. Prior thereto,
                                                            Sales Associate, Coldwell Bank-
                                                            er, Schlott Realtors.
 Jane D. O'Keeffe        40  1994          Vice President   See page 3 of this proxy state-
                                                            ment.
 Gary Levine             38  1993               Treasurer   Since April 1993, Treasurer of
                                                            the Company and of Ellsworth.
                                                            Since June 1986, Assistant Sec-
                                                            retary of the Company and Ells-
                                                            worth.

    Security Ownership of Management. The following table sets forth certain in-formation regarding the ownership of the Company's shares of Common Stock by directors and officers of the Company:

                                                                     SHARES OF
                                                                   COMPANY OWNED
                                                                   BENEFICIALLY
                                                                   DECEMBER 22,
                                                                       1995*
                                                                   -------------
   Ronald E. Dinsmore.............................................    26,309(1)
   Thomas H. Dinsmore.............................................     3,212(2)
   Gordon F. Ahalt................................................       551
   William A. Benton..............................................     1,132
   Elizabeth C. Bogan, Ph.D.......................................     1,000
   Donald M. Halsted, Jr..........................................     1,835(3)
   George R. Lieberman............................................       723
   Jane D. O'Keeffe...............................................     1,974
   Duncan O. McKee................................................     1,031
   Sigmund Levine.................................................       627
   H. Tucker Lake.................................................       106(4)
   Gary I. Levine.................................................        28

--------
 * Represents for each director less than 1% of the outstanding shares of Com-mon Stock of the Company. As of December 22, 1995, directors and officers of the Company beneficially owned in the aggregate 38,527 shares of Common Stock of the Company representing approximately 1.3% of the shares out-standing. Except as otherwise indicated, each director and officer pos-sessed sole investment and voting power with respect to shares of Common Stock beneficially owned.
(1) Mr. Ronald Dinsmore possessed sole investment and voting power with re-spect to 21,181 shares of Common Stock beneficially owned by him and pos-sessed shared investment and voting power with respect to 5,128 shares of Common Stock beneficially owned by him. The number of shares of Common Stock beneficially owned by Mr. Ronald Dinsmore does not include 701 shares owned by his wife, as to which shares Mr. Ronald Dinsmore disclaims beneficial ownership.
(2) Mr. Thomas Dinsmore possessed sole investment and voting power with re-spect to 2,349 shares of Common Stock beneficially owned by him and pos-sessed shared investment and voting power with respect to 863 shares of Common Stock beneficially owned by him. The number of shares of Common Stock of the Company owned by Mr. Thomas Dinsmore does not include 1,323 shares owned by his wife, as to which shares Mr. Thomas Dinsmore disclaims beneficial ownership.
(3) The number of shares owned by Mr. Halsted does not include 949 shares owned by his wife, as to which shares Mr. Halsted disclaims beneficial ownership.
(4) Mr. H. Tucker Lake possessed shared investment power with respect to 106 shares of Common Stock beneficially owned by his wife.

    Principal Holders of the Company's Stock. The Company knows of no beneficial owners of more than 5% of the Company's outstanding Common Stock.

                             STOCKHOLDER PROPOSALS

    To be considered for inclusion in the Company's proxy statement and proxy for the 1997 annual meeting of stockholders, stockholder proposals must be re-ceived no later than September 1, 1996.

                                 OTHER BUSINESS

  The management knows of no business to be presented to the meeting other than the matters set forth in this proxy statement.

                                           By order of the Board of Directors,

                                                   Ronald E. Dinsmore
                                           Chairman of the Board of Directors

December 29, 1995.